                     AMENDMENT TO CERTIFICATE OF DESIGNATIONS,
                               PREFERENCES AND RIGHTS
                                         OF
                  SERIES E CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                         OF
                              CITADEL TECHNOLOGY, INC.

                (Pursuant to Section 151 of the General Corporation
                           Law of the State of Delaware)


     CITADEL TECHNOLOGY, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies that, pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors or a committee thereof has adopted the following resolutions amending the series of its Preferred Stock designated as Series E Convertible Redeemable Preferred Stock ("Series E Preferred Stock"):

     FIRST:  The Corporation has not issued any shares of Series E Preferred
Stock.

     SECOND: The Amendment to the Corporation's Certificate of Designations of Series E Preferred Stock, as filed on April 28,1998, sets forth the following resolution approved by a majority of the Corporation's Board of Directors or a committee thereof, and was duly adopted in accordance with
Section 151 of the DGCL:


          "RESOLVED, that the Certificate of Designations, Preferences and Rights of Series E Convertible Redeemable Preferred Stock of Citadel Technology, Inc. be amended by deleting Section 6(c)(iv) in its entirety and replaced with a new Section 6(c)(iv), to read in its entirety as follows:

               "(iv) The Corporation agrees to pay late payments in the amounts and as set forth herein to the holder of Series E Preferred Stock satisfying the prerequisites for conversion of the Series E Preferred Stock set forth in Section 6(c)(i) hereof in the event that the transfer agent does not issue and deliver to such holder of Series E Preferred Stock certificates representing the shares of Common Stock issuable upon conversion of the Series E Preferred Stock, in the manner and as set forth in Section 6(c)(ii) hereof, by the Delivery Date. The late payments shall be paid in accordance with the following schedule (where "No. Business Days Late"

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          is defined as the number of business days beyond five (5) business days from Delivery Date:


                                             Late Payment for Each $10,000
                                             of Preferred Stock Liquidation
                  No. Business Days Late     Amount Being Converted
                  ----------------------     ----------------------
                         1                        $100
                         2                        $200
                         3                        $300
                         4                        $400
                         5                        $500
                         > 5                      $500 + $200 for each
                                              Business Day Late beyond
                                              five (5) days from Delivery Date

               The Corporation shall pay any payments incurred under this subsection in immediately available funds upon demand. Nothing herein shall limit the holder of Series E Preferred Stock from pursuing actual damages resulting in the transfer agent's failing to issue and deliver the Common Stock to such holder of Series E Preferred Stock. Furthermore, in addition to any other remedies that may be available to the holder of Series E Preferred Stock, in the event that delivery of such shares of Common Stock is not made within five (5) business days after the Delivery Date, the holder of Series E Preferred Stock will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and such holder of Series E Preferred Stock shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion, and the holder of Series E Preferred Stock may then require the Corporation to immediately redeem all outstanding Series E Preferred Stock in accordance with Section 6(j)(y).""

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

     IN WITNESS WHEREOF, CITADEL TECHNOLOGY, INC. has caused this Amendment to Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 30th day of April, 1998.

CITADEL TECHNOLOGY, INC.



By:
   ---------------------------------------
     Steven B. Solomon
     President and Chief Executive Officer


ATTEST:

---------------------------------------
Richard L. Travis, Jr., Secretary



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